Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax

www.slk-law.com

March 21, 2019

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, Florida 33634

Re: Oragenics, Inc.

Ladies and Gentlemen:

We are acting as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing of the prospectus supplement, dated March 21, 2019 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act. The Company filed a registration statement on Form S-3 (File No. 333-213321) (the “Registration Statement”) and the base prospectus included therein with the Commission on August 25, 2016, as amended September 1, 2016, and declared effective September 6, 2016. The Company subsequently filed a registration statement on Form S-3 (File No. 333-230422) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and together with the Registration Statement, the “Registration Statements”). The base prospectus together with the prospectus supplement are collectively referred to as the “Prospectus”.

The Prospectus Supplement pertains to an underwritten offering by the Company with respect to the issuance and sale of an aggregate of 19,166,668 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), together with Series 1 warrants (the “Series 1 Warrants”) to purchase up to an additional 9,583,334 shares of Common Stock and Series 2 warrants (the “Series 2 Warrants”) to purchase up to an additional 9,583,334 shares of Common Stock (the Series 1 Warrants and the Series 2 Warrants are collectively referred to herein as the “Warrants”).

The shares of Common Stock are to be sold pursuant to an Underwriting Agreement, dated as of March 21, 2019, by and between the Company and H. C. Wainwright & Co., LLC (the “Underwriter”), which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 25, 2019 (the “Underwriting Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statements and the Prospectus, the Company’s Amended and Restated Articles of Incorporation, as amended to date, the Company’s Bylaws, as amended to date, the Underwriting Agreement, the form of Series 1 Warrant, the form of Series 2 Warrant, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that (i) the Common Stock, when issued and sold in accordance with the Underwriting Agreement, the Registration Statements and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company, then the Warrants, when issued and sold in accordance with the Underwriting Agreement, the Registration Statements and the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealings, and (iii) the shares of Common Stock underlying the Warrants, when issued and sold against payment therefor in accordance with the terms of the Warrants and in accordance with the Underwriting Agreement, the Registration Statements and the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

We are admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida, as such laws presently exist and to the facts as they presently exist. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 26, 2019 and the Registration Statements in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP